Exhibit 99

NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES REPORTS MAY SALES

HOUSTON, TX, June 3, 2010 - Stage Stores, Inc. (NYSE: SSI) today reported that its total sales for the four week May period ended May 29, 2010 decreased 0.6% to $116 million from $117 million in the prior year four week period ended May 30, 2009.  Comparable store sales decreased 2.9% this year versus a decrease of 7.2% last year.

With regard to families of business, footwear and swimwear achieved comparable store sales increases during May, and children’s, cosmetics, junior’s, men’s and young men’s performed better than the Company average.  The Mid Atlantic, Midwest, Northeast and Southeast regions all had comparable store sales gains during the month.  The South Central, which was impacted by continuing softness in Texas, was the Company’s weakest region.

SALES SUMMARY

	Comparable Store Sales Trend		Total Sales
	% Increase (Decrease)		($ in Millions)
Fiscal Period	2010	2009	2010	2009
1st Quarter	(0.6)	(9.0)	340	333
May	(2.9)	(7.2)	116	117
Year-To-Date (4 Mos)	(1.2)	(8.6)	456	450

Andy Hall, President and Chief Executive Officer, commented, “May, which was up against the toughest second quarter comparison to last year and the loss of Memorial Day, performed in line with our internal expectations.  We saw improving sales and traffic trends in the back half of the month and remain cautiously optimistic as we head into June and July with the appropriate inventory levels, merchandise content and easier comparisons.”

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Stage Stores Reports
May Sales
Page - 2

Store Activity
No stores were opened during May, while the Company closed its flood-damaged store in Ashland City, TN.

In July, the Company plans to open two new stores and reopen its Yazoo City, MS tornado-damaged store.

About Stage Stores
Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities through 774 stores located in 39 states.  The Company operates its stores under the five names of Bealls, Goody’s, Palais Royal, Peebles and Stage.  For more information about Stage Stores, visit the Company’s web site at www.stagestoresinc.com.

Caution Concerning Forward-Looking Statements
This document contains “forward-looking statements”. Forward-looking statements reflect our expectations regarding future events and operating performance and often contain words such as "believe", "expect", "may", "will", "should", "could", "anticipate", "plan" or similar words.  In this document, forward-looking statements include comments regarding the number of new stores that the Company plans to open during July.  Forward-looking statements are subject to a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those in our Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on March 30, 2010, and other factors as may periodically be described in our other filings with the SEC.  Forward-looking statements speak only as of the date of this document.  We do not undertake to update our forward-looking statements.

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